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                                                                     Exhibit 4.5


                                June  22, 2000

[name]

          Re:   Incentive Stock Option Agreement

Dear ____________:

     Please refer to your Incentive Stock Option Agreement dated
___________________ (the "Option Agreement") with CyberStorage Systems Corporation, a Massachusetts corporation, ("CyberStorage Massachusetts") a copy of which is attached hereto. As you know, pursuant to a Merger Agreement dated June 16, 2000 which became effective on June 22, 2000 (the "Merger Agreement"), CyberStorage Massachusetts was reincorporated in Delaware as a Delaware corporation.

     This will confirm our understanding and agreement that pursuant to the Merger Agreement, the incentive stock option represented by the Option Agreement formerly representing the right to acquire up to ________ shares of Common Stock, no par value, of CyberStorage Massachusetts shall instead represent the right to acquire up to _____________ shares of Common Stock, $.001 par value of with CyberStorage Systems Corporation, a Delaware corporation ("CyberStorage Delaware"). Any reference in the Option Agreement to "Corporation" shall hereinafter mean CyberStorage Delaware and "1999 Stock Option Plan" shall mean CyberStorage Delaware's 2000 Stock Option Plan. In all other respects, the Option Agreement shall remain in full force and effect. Without limitation of the foregoing, the term of the option, the exercise price per share, the number of shares with respect to which the option is exercisable as of the date hereof, and the rate at which the option shall become exercisable hereafter shall remain as set forth in the Option Agreement.

     Please confirm your understanding and agreement with the foregoing by signing the enclosed copy of this letter where indicated and returning it to me.

                                    Very truly yours,



                                    John L. Thonet
                                    President

Agreed to as of June 22, 2000


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